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   ZORAN CORPORATION ACQUIRES PIXELCAM, INC., A MEGAPIXEL CMOS SENSOR PIONEER

     HIGH RESOLUTION CMOS SENSOR WILL COMBINE WITH POWERFUL COACH PROCESSOR
           TO COMPLETE OFFERING FOR MAINSTREAM DIGITAL CAMERA MARKET

SANTA CLARA, CALIF. - JUNE 28, 2000 - Zoran Corporation (Nasdaq: ZRAN), a leading provider of digital solutions-on-a-chip for applications in the growing multimedia and Internet consumer markets, today announced it has signed an agreement to acquire PixelCam, Inc., a privately-held manufacturer of quality megapixel CMOS image sensors and integrated lens/sensor modules.

Under terms of the agreement, Zoran will acquire PixelCam for $21 million in Zoran Stock, with up to an additional $21 million in Zoran stock to be paid provided that certain performance targets are met as set out in the agreement. The transaction is expected to close on or before June 30, will be structured as a merger of PixelCam as a wholly owned subsidiary of Zoran, and will be accounted for as a purchase.

According to industry analysts, the one-megapixel-and-above mainstream digital camera market is projected to grow to over 8 million units this year, up from over 5 million in 1999 and expanding to over 25 million by 2003. Today, the vast majority of these cameras are using CCD sensors. Zoran believes that the quality, the price, and the power of the patented PixelCam CMOS sensors will accelerate the transition from CCD to CMOS imagers.

"This acquisition enables Zoran to leap forward in digital camera technology," said Dr. Levy Gerzberg, President and Chief Executive Officer of Zoran Corporation. "With PixelCam, Zoran intends to offer a digital camera solution for the mainstream market that combines the high-quality, low-power advantage, and flexibility of a CMOS sensor with the sophisticated processing power of our COACH (Camera On A CHip) product."

The acquisition brings together the considerable expertise of two companies focused on offering camera manufacturers state-of-the-art technology in cost-effective solutions by combining Zoran's image processing and integration expertise with PixelCam's CMOS sensor technology.

"For PixelCam, this acquisition means our products can leverage the broad international distribution infrastructure already built and operating for Zoran," said Kevin Brehmer, PixelCam's Founder, President and Chief Executive Officer. "Our PixelCam team can continue to focus on our superior scalable CMOS sensor architecture for providing higher quality images for digital cameras under normal lighting conditions."

In addition to high-quality consumer cameras, the COACH plus the PixelCam product offerings address multiple imaging applications including live Internet connectivity, surveillance, factory automation, security, and bar code scanning. The product offerings include complete reference designs, and all the ready-to-use software and firmware needed to bring new camera designs to market.

ABOUT PIXELCAM'S CMOS SENSOR

PixelCam took a new approach and developed a scaleable chip architecture that focused on "Imaging Front Ends." The first PixelCam CMOS sensor products deliver CCD image quality with 1.3 megapixel resolution at one-quarter the power dissipation and twice the integration level of CCD sensors. These products also offer digital camera manufacturers a longer camera battery life and a reduced "time to next shot."

ABOUT THE COACH

As a pioneer in digital image processing technology, Zoran was able to develop and deliver the first version of the COACH (Camera On A CHip) in the fall of 1998. The latest version is a mature product with a powerful DSP core, additional optimized, dedicated hardware, and the software needed to bring a product to market. The flexible COACH architecture supports a wide range of camera designs and its high level of integration enables enhanced features, cost-effective designs, and short time to market.

ABOUT PIXELCAM

PixelCam, Inc. is a Silicon Valley-based company that designs and markets CMOS image sensors and integrated lens/sensor modules that provide a complete "light-to-bytes" imaging solution for OEM camera makers. PixelCam's core competency is in the analog design of CMOS image sensor chips, camera optics, and digital video camera systems.

ABOUT ZORAN CORPORATION

Zoran Corporation, based in Santa Clara, California, is a leading provider of digital solutions-on-a-chip for applications in the growing multimedia and Internet consumer markets. With almost two decades of expertise developing and delivering digital compression technologies, Zoran has pioneered high-performance processing into various audio, video, and imaging technologies. Zoran's proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran is a leading supplier in the rapidly expanding DVD and digital camera markets and in related applications of digital audio and video. With headquarters in the U.S. and operations in Canada, China, Israel, Japan, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-919-4111.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on current expectations and assumptions which involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements, including risks associated with: the rapidly evolving markets for the Company's products and uncertainties regarding the development of those markets; potential problems or unanticipated costs relating to the integration of PixelCam's operations; new product development and the ongoing introduction of new and enhanced products by the Company and its competitors; the Company's reliance on independent foundries and contractors; intensive competition in the markets in which the Company competes; Zoran's historic dependence on sales to a limited number of large customers; the dependence on key personnel; and the reliance on international sales and operations. For additional information regarding these and other risks, reference is made to Zoran's Annual Report on Form 10-K for the year ended December 31, 1999 and other reports and documents filed with the Securities and Exchange Commission.